Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

MARKETAXESS HOLDINGS INC.

MarketAxess Holdings Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 10, 2004 (the “Certificate of Incorporation”).

2. Article VII of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

LIMITATION OF PERSONAL LIABILITY

Except to the extent that the General Corporation Law prohibits the elimination or limitation of liability of directors or officers for breaches of fiduciary duty, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, notwithstanding any provision of law imposing such liability. If the General Corporation Law is amended after approval by the stockholders of this ARTICLE VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment. For purposes of this Article VII, “officer” shall have the meaning provided in Section 102(b)(7) of the General Corporation Law as it presently exists or hereafter may be amended from time to time.

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Christopher Concannon, its Chief Executive Officer, this 6th day of June, 2024.

By:	/s/ Christopher Concannon
Christopher Concannon
Chief Executive Officer

2